Exhibit 99.1

MRV Appoints Stephen Garcia Chief Financial Officer

Beth Arnold appointed Vice President, Finance

CHATSWORTH, Calif., April 2, 2012 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced it has appointed Stephen Garcia as Chief Financial Officer and Beth Arnold as Vice President of Finance. Mr. Garcia and Ms. Arnold replace Chris King and Blima Tuller, respectively, whose last day at MRV was March 30, as previously announced. Mr. Garcia and Ms. Arnold were retained by the Company through an agreement it entered into with Avant Advisory Group, LLC on February 23, 2012. Mr. Garcia and Ms. Arnold have been working closely with Mr. King, Ms. Tuller and the rest of the MRV finance staff during this transition period to prepare for assuming their new responsibilities.

Barry Gorsun, Chief Executive Officer of MRV, commented, “I am delighted to welcome Steve and Beth to the MRV executive team. They are outstanding professionals that will enhance our executive leadership team. I expect them to serve an important role in executing our operating and strategic plans.”

“We thank Chris and Blima for their contributions to MRV; and particularly for facilitating an effective transition of the Finance Department in cooperation with Steve and Beth. We wish them the best in their future endeavors,” stated Kenneth Traub, Chairman of the Board of Directors. “The Board fully supports Barry and his executive team which is focused on implementing our strategic plan to maximize shareholder value.”

MRV engaged Avant Advisory Group, LLC to provide the Company with senior professionals with high-level finance experience who could serve in the Chief Financial Officer and VP, Finance roles. Garcia has over 20 years of financial and executive management experience in a number of sectors, including telecommunications. With Avant, Garcia has acted in the capacity of chief financial officer for other public and private companies. Arnold brings over 15 years of financial management experience. She is skilled in a number of industries, and is well-versed in SEC compliance and financial reporting.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com